Exhibit 10.10


                                 Promissory Note


$300,000.00                                             Date:  December 14, 2005
                                                              Bountiful, Utah


On or before ONE YEAR after Date, SPEAKING ROSES INTERNATIONAL, INC. (Maker) promises to pay to the order of STEVEN F. HANSON (Holder) or assigns at 11902 SE Stark Street, Portland, OR 97216, or at such other place designated by Holder of this Note, the sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) with an interest rate of 12% per annum from Date, interest to be paid at maturity. Any part hereof may be paid at any time on or before maturity date. If this Note is placed in the hands of an attorney for collection, Maker promises and agrees to pay Holder's reasonable attorney's fees and collection costs, even though no suit or action is filed thereon. If a suit or action is filed, the amount of such reasonable attorney's fees shall be fixed by the court or courts in which the suit or action, including any appeal therein, is tried, heard, or decided.

At Holder's option, at any time prior to acceptance of payment of this Note, Holder may elect to convert all or part of the principal and accrued interest of this Note to Speaking Roses International Inc. common stock at a price per share of Fifty Cents ($.50), which shares will be issued to the Holder by Maker upon written notice by Holder to exercise the share conversion option. In the event of default on the payment of this Note, Holder, at its option, may demand, in lieu of cash payment, Speaking Roses International Inc. common stock at a price of Fifty Cents ($.50) per share for all or part of the principal and accrued interest on the Note, to be issued to the Holder upon demand.




/s/John Winterholler
--------------------
Speaking Roses International, Inc.
By John Winterholler, President and CEO